Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES EXERCISE OF OVERALLOTMENT OPTION
AND COMPLETION OF COMMON STOCK OFFERING

BOULDER, Colo., (December 14, 2004) - Array BioPharma Inc. (Nasdaq: ARRY) today announced the completion of its offering of 8,000,000 shares of common stock and of 1,200,000 additional shares pursuant to the exercise of an over-allotment option granted to UBS Investment Bank.  Including the sale of these additional shares, Array completed the offering for 9,200,000 shares of common stock at $7.75 per share, resulting in net proceeds of approximately $67 million.

Array anticipates using the net proceeds from this offering to fund research and development efforts, including clinical trials for its proprietary candidates; and for general corporate purposes, including working capital.

UBS Investment Bank acted as sole book-running manager in this offering. Legg Mason Wood Walker, Incorporated, Piper Jaffray & Co. and Thomas Weisel Partners LLC acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

About Array BioPharma:

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs. Array BioPharma’s proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access Array BioPharma’s drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.

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